Exhibit 23


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (No. 33-44380 and 333-36415) and in the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317,
33-34363,  33-34362,  33-62648 and 333-42231) of Phelps Dodge Corporation of our
report dated January 15, 1998, except as to Note 2, which is as of February 3, 1998, appearing in this Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Form 10-K.


PRICE WATERHOUSE LLP

Phoenix, Arizona
March 16, 1998